Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital Reports Record Third Quarter 2021 Results

Achieved 26% Year-over-Year Revenue growth and Sequential Revenue growth of 11%

PITTSBURGH, PA –October 27, 2021 - Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT Services, announced today its financial results for the third quarter ended September 30, 2021.

Third Quarter 2021 Highlights:

•	Consolidated revenues totaled a record $59.5 million, a 26% increase over the third quarter 2020, with sequential growth of 11% when compared to the second quarter of 2021;

•

The Company’s Data and Analytics Services segment reported record revenues of $10.5 million, representing year-over-year organic growth of 19% and sequential growth of 18% over second quarter 2021, reflecting healthy pipeline activities during the first nine months of 2021;

•

The IT Staffing Services segment reported record revenues of $49 million, an increase of 22% over third quarter of 2020 and representing sequential growth of 10% over second quarter 2021, largely due to a 24% increase in consultants-on-billing achieved during the first nine months of 2021;

•	Consolidated gross margins increased 30 basis points on a year-over-year basis and were 120 basis points higher than in the second quarter of 2021;

•	GAAP diluted earnings per share were $0.28 in the third quarter of 2021 versus $0.25 in the third quarter of 2020;

•	Non-GAAP diluted earnings per share were $0.38 in the third quarter of 2021 versus $0.32 in the third quarter of 2020, and represented an improvement of $0.09 over the second quarter of 2021.

Third Quarter Results:

Revenues for the third quarter of 2021 totaled $59.5 million, compared to $47.4 million during the corresponding quarter last year. Gross profits in the third quarter of 2021 were $16.6 million, compared to $13.1 million in the third quarter of 2020. GAAP net income for the third quarter of 2021 totaled $3.4 million or $0.28 per diluted share, compared to $3.0 million or $0.25 per diluted share during the same period last year. Non-GAAP net income for the third quarter of 2021 was $4.6 million or $0.38 per diluted share, compared to $3.8 million or $0.32 per diluted share in the third quarter of 2020.

Activity levels at the Company’s Data and Analytics Services segment remained strong during the quarter and are reflected in our record revenue performance during the quarter. Demand for the Company’s IT Staffing Services segment continued to be strong, resulting in record revenues of $49.0 million in this segment during the quarter.

Vivek Gupta, the Company’s President and Chief Executive Officer stated “The financial results for the third quarter reflect one of the Company’s strongest quarters since going public in 2008. I am very pleased with the performance of both of our business units. Our data and analytics segment reported record revenues, with an expanded pipeline and strong gross margins of 51.6%. In our IT staffing business, we continued to grow faster than the industry average with a billing headcount increase of 5% in the quarter and revenue growth of 22% on a year-on-year basis. I’m confident that both of our segments will enter 2022 with strong momentum.”

Further commenting on the Data & Analytics segment, Paul Burton, the Chief Executive of the Company’s Data & Analytics Services segment, said “I’m excited about our record revenue performance in the third quarter and the opportunities that we see for the business in the fourth quarter and during 2022. In addition to strong organic growth, having the financial capacity to execute on potential inorganic opportunities in the marketplace is an important aspect of our overall business strategy for the future.”

Commenting on the Company’s financial position, Jack Cronin, Mastech Digital’s Chief Financial Officer, stated, “At September 30, 2021, we had cash balances on hand of $5.4 million, outstanding bank debt of approximately $14 million, no borrowings under our revolving credit facility, and cash availability of $30 million.”

About Mastech Digital, Inc.:

Mastech Digital (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics Solutions, Digital Learning, and IT Staffing Services with a Digital First approach. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA with offices across the U.S., Canada, EMEA, India and ASEAN.

Use of Non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT, our July 2017 acquisition of the services division of InfoTrellis, Inc. and our October 2020 acquisition of AmberLeaf Partners. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expense related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Contingent consideration liability revaluation: In connection with the AmberLeaf acquisition, the Company may be required to pay future consideration that is contingent upon the achievement of specific financial objectives. As of the acquisition date, the Company recorded a contingent consideration liability representing the estimated fair value of such contingent consideration that was expected to be paid. In the second quarter of 2021, this contingent consideration liability was reduced by $2.0 million to $900,000, after the Company determined that relevant conditions for the payment of such liability were unlikely to be fully satisfied. We believe that providing non-GAAP financial measures that exclude these adjustments to expense are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to (i) projections of revenues, earnings, and cash flow, and (ii) statements regarding the expected benefits to the Company from the completion of the AmberLeaf acquisition and the expected performance of Mastech Digital following completion of this transaction. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecasted in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for the Company’s services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, the extent to which the Company’s business is adversely affected by the impacts of the COVID-19 pandemic and governmental responses to limit the further spread of COVID-19 and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2020.

# # #

For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Digital, Inc.

888.330.5497

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$5,447	$7,677
Accounts receivable, net	45,375	32,134
Prepaid and other current assets	4,171	1,346

Total current assets	54,993	41,157
Equipment, enterprise software and leasehold improvements, net	2,201	1,971
Operating lease right-of-use assets	5,229	3,286
Non-current deposits	597	396
Deferred income taxes	—	796
Goodwill, net of impairment	32,510	32,510
Intangible assets, net	19,552	21,930

Total assets	$115,082	$102,046

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,400	$4,400
Current portion of operating lease liability	1,494	1,079
Accounts payable	4,942	2,589
Accrued payroll and related costs	15,552	12,374
Other accrued liabilities	1,458	1,529

Total current liabilities	27,846	21,971
Long-term liabilities:
Long-term debt, less current portion, net	9,636	12,875
Contingent consideration liability	900	2,882
Long-term operating lease liability, less current portion	4,052	2,325
Long-term accrued income taxes	165	165
Long-term payroll tax liability	2,295	2,295
Deferred income taxes	17	—

Total liabilities	44,911	42,513
Shareholders’ equity:
Common stock, par value $0.01 per share	131	130
Additional paid-in capital	27,865	25,509
Retained earnings	46,958	38,620
Accumulated other comprehensive (loss)	(596)	(539)
Treasury stock, at cost	(4,187)	(4,187)

Total shareholders’ equity	70,171	59,533

Total liabilities and shareholders’ equity	$115,082	$102,046

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2021	2020	2021	2020
Revenues	$59,531	$47,383	$162,964	$145,391
Cost of revenues	42,911	34,293	119,225	106,926

Gross profit	16,620	13,090	43,739	38,465
Selling, general and administrative expenses:
Operating expenses	11,645	8,873	33,566	28,158
Revaluation of contingent consideration liability	—	—	(1,982)	—

Total selling, general and administrative expenses	11,645	8,873	31,584	28,158

Income from operations	4,975	4,217	12,155	10,307
Other income/(expense), net	(235)	(191)	(611)	(574)

Income before income taxes	4,740	4,026	11,544	9,733
Income tax expense	1,334	1,028	3,206	1,897

Net income	$3,406	$2,998	$8,338	$7,836

Earnings per share:
Basic	$0.30	$0.26	$0.73	$0.70
Diluted	$0.28	$0.25	$0.69	$0.66
Weighted average common shares outstanding:
Basic	11,441	11,381	11,430	11,260

Diluted	12,025	12,042	12,007	11,911

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2021	2020	2021	2020
GAAP Net Income	$3,406	$2,998	$8,338	$7,836

Adjustments:
Amortization of acquired intangible assets	792	656	2,378	1,998
Stock-based compensation	693	462	2,071	1,530
Revaluation of contingent consideration liability	—	—	(1,982)	—
Income tax adjustments	(323)	(270)	(567)	(907)

Non-GAAP Net Income	$4,568	$3,846	$10,238	$10,457

GAAP Diluted Earnings Per Share	$0.28	$0.25	$0.69	$0.66

Non-GAAP Diluted Earnings Per Share	$0.38	$0.32	$0.853	$0.88

Weighted average common shares outstanding:
GAAP Diluted Shares	12,025	12,042	12,007	11,911

Non-GAAP Diluted Shares	12,025	12,042	12,007	11,911

MASTECH DIGITAL, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Amounts in thousands)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2021	2020	2021	2020
Revenues:
Data and analytics services	$10,523	$7,176	$28,267	$21,308
IT staffing services	49,008	40,207	134,697	124,083

Total revenues	$59,531	$47,383	$162,964	$145,391

Gross Margin %:
Data and analytics services	51.6%	55.9%	48.2%	51.7%
IT staffing services	22.8%	22.6%	22.4%	22.1%

Total gross margin %	27.9%	27.6%	26.8%	26.5%

Segment Operating Income:
Data and analytics services	$1,851	$1,579	$3,014	$3,661
IT staffing services	3,916	3,294	9,537	8,644

Subtotal	5,767	4,873	12,551	12,305

Amortization of acquired intangible assets	(792)	(656)	(2,378)	(1,998)
Revaluation of contingent consideration liability	—	—	1,982	—
Interest expense and other, net	(235)	(191)	(611)	(574)

Income before income taxes	$4,740	$4,026	$11,544	$9,733